Exhibit 99.1

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR07-151 Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com
Sue Dasse Joins Hastings Entertainment Management Team as Vice President of Stores
AMARILLO, Texas, May 2, 2008—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, is pleased to announce that Sue Dasse will join the Company as Vice President of Stores, effective May 19, 2008. Ms. Dasse previously served as Vice President of Store Operations, Waldenbooks and later as Senior Vice President of Stores, Borders Specialty Retail for Borders Group, Inc. Most recently, Ms. Dasse served as Vice President of Store Operations, Catherines Plus Sizes, for Charming Shoppes, Inc., a leading multi-channel specialty apparel retailer that primarily focuses on plus-size women’s apparel.
“I’m thrilled that Sue Dasse is joining Hastings,” said John H. Marmaduke, Chairman and Chief Executive Officer. “She brings a wealth of experience, love of books, and a passion for retailing that will add value to our associates and stores.”
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.
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